Exhibit 10.28

DEBT CONVERSION AGREEMENT

BY AND BETWEEN

AEGIS COMMUNICATIONS GROUP, INC.

AND

WORLD FOCUS INCORPORATED

Dated as of November 30, 2005

ARTICLE 8 MISCELLANEOUS		11

8.1	Survival of Representations.	11

8.2	Definitions.	11

8.3	Expenses.	14

8.4	Entire Agreement.	14

8.5	Amendments.	14

8.6	Waivers.	14

8.7	Assignment.	15

8.8	Notices.	15

8.9	Governing Law; Jurisdiction and Venue; WAIVER OF TRIAL BY JURY.	16

8.10	Counterparts.	16

8.11	Interpretations.	16

8.12	Severability.	16

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2005, by and between Aegis Communications Group, Inc. (“Company”), a Delaware corporation, and World Focus, an affiliate of Essar Global Limited (“World Focus”). Certain capitalized terms used in this Agreement are defined in Section 8.1 of this Agreement.

Preamble

WHEREAS, World Focus is the holder of a series of promissory notes issued by the Company, copies of which are attached hereto (the “Promissory Notes”);

WHEREAS, the outstanding principal and interest due and payable under the Promissory Notes as of November 14, 2005 is $18,283,690, and such Promissory Notes will continue to accrue interest until the closing of the Debt Conversion (as defined below);

WHEREAS, World Focus, and its affiliates, own a majority of the issued and outstanding Common Stock of the Company, par value $.01 per share (the “Common Stock”), which is the only outstanding class of capital stock of the Company;

WHEREAS, World Focus and its affiliates have proposed that World Focus acquire shares of Common Stock in exchange for cancellation of all outstanding principal and accrued interest amounts due or which may become due under the Promissory Notes (the “Debt Conversion”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it to be in the best interests of the Company to consummate the Debt Conversion on fair and reasonable terms and has appointed a special committee of independent and disinterested directors to undertake consideration of the Debt Conversion (the “Special Committee”);

WHEREAS, the Board has delegated to the Special Committee full and complete authority to negotiate and determine whether to approve the terms of the Debt Conversion, with full power and authority to retain such independent legal counsel and financial advisors as the Special Committee may, in its sole discretion, deem appropriate and necessary to discharge the duties delegated to it by the Board;

WHEREAS, in connection with its consideration of the Debt Conversion, the Special Committee retained Legg Mason Wood Walker, Incorporated (“Legg Mason”) to provide the Special Committee with assistance in evaluating the terms of the Debt Conversion and, to the extent appropriate, provide it with an opinion as to the fairness, from a financial point of view, of the Conversion Price to the Company;

WHEREAS, the Special Committee has received the opinion of Legg Mason to the effect that, as of November 22, 2005, the Conversion Price is fair, from a financial point of view, to the Company (the “Fairness Opinion”);

WHEREAS, the Special Committee has reviewed the Fairness Opinion;

WHEREAS, the Special Committee, based on, among other things, its review of the Fairness Opinion and of the other terms and conditions of the Debt Conversion, has determined that it would be in the best interests of the stockholders of the Company to convert the outstanding principal amount of the Promissory Notes and all interest accrued and unpaid as of the Closing Date into shares of Common Stock at the Conversion Price.

NOW, THEREFORE, in consideration of the above, and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TERMS OF DEBT CONVERSION

1.1 Conversion and Release.

(a) Subject to the terms and conditions of this Agreement, at the Closing, World Focus shall deliver the Promissory Notes free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws, in exchange for such number of shares of the Common Stock determined as set forth in the next succeeding sentence. On the Closing Date, the Promissory Notes shall be converted into that number of shares of Common Stock (the “Conversion Shares”) determined by dividing (x) the sum of the outstanding principal amount of the Promissory Notes plus all interest accrued and unpaid as of the Closing Date by (y) the Conversion Price. No fractional Conversion Shares shall be issued in connection with the Debt Conversion, but in lieu of such fractional shares the Company shall make a cash payment therefor rounded up to the next one cent.

(b) At Closing, the Company shall deliver to World Focus, against receipt of the Promissory Notes free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws, a stock certificate representing the Conversion Shares. Upon receipt by World Focus of a stock certificate representing the Conversion Shares in accordance with Section 1.1(a), World Focus hereby (i) agrees that such stock certificates shall constitute full and final satisfaction of the amounts outstanding under the Promissory Notes and (b) irrevocably releases and discharges the Company and its Subsidiaries from any and all claims and demands it may have against the Company and its Subsidiaries pursuant to the terms of the Promissory Notes or otherwise in connection with the Promissory Notes.

1.2 Time and Place of Closing.

The transactions contemplated by this Agreement shall take place at a closing (the “Closing”) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth & Arch Streets, Philadelphia, PA 19103, commencing at 9:00 A.M. on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions which are to be satisfied by delivery or performance at the Closing) or at such other time and place as the Company and World Focus may mutually agree (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants on the date of this Agreement to World Focus as follows:

2.1 Organization, Standing, and Power.

The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

2.2 Authority of the Company; No Breach By Agreement.

(a) The Company has the requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, all in accordance with this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, with the exception of the approval and adoption by the Company’s stockholders of an amendment to the Certificate of Incorporation (the “Stockholder Approval”) to increase the number of shares of Common Stock that the Company is authorized to issue thereunder from 800,000,000 to 2,000,000,000 (the “Certificate of Amendment”).

(b) Assuming the due authorization and execution of this Agreement by World Focus, this Agreement represents a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, (i) conflicts with or results in a breach of any provision of the Company’s Certificate of Incorporation or bylaws, or (ii) constitutes or results in a default under, or require any Consent pursuant to, any Law or Order applicable to the Company.

(d) Except for (i) the filing of the Proxy Statement with the SEC, and (ii) the filing and recordation of the Certificate of Amendment as required by the DGCL, no notice to, filing with, or Consent of, any Regulatory Authority is necessary to be provided, made or obtained by the Company for the consummation by the Company of the transactions contemplated in this Agreement, except where the failure to provide, make or obtain such notifications, filings or Consents is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

2.3 Capital Stock and Conversion Shares

(a) The capital stock of the Company consists of: (i) 800,000,000 shares of authorized Common Stock, of which (A) 660,053.022 shares are issued and outstanding, and (B) 475,600 are issued and held in the Company’s treasury; and (ii) 2,000,000 shares of authorized preferred stock, $0.01 par value per share, of which (A) 29,778 shares of Series B Preferred Stock are issued and outstanding, and (B) none of which are otherwise reserved for issuance upon exercise or conversion of outstanding options, warrants, convertible securities or other rights to purchase or otherwise obtain shares of preferred stock.

(b) Assuming Stockholder Approval has been obtained and the Certificate of Amendment has been filed and recorded with the Secretary of State of the State of Delaware, the Conversion Shares, when issued and delivered in accordance with the terms of this Agreement (including against cancellation of the Promissory Notes), will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL.

2.4 Litigation.

Except for the pending matter captioned as AllServe Systems, PLC, et al. v. Aegis Communications Group, Inc., case number 061-N, filed in Delaware Chancery Court, New Castle County, Delaware, there is no litigation, arbitration or other similar proceeding pending or, to the Company’s knowledge, threatened in writing, against the Company which seeks to enjoin, restrict or prohibit the transactions contemplated by this Agreement.

2.5 Brokers and Finders.

Except for Legg Mason, neither the Company nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF WORLD FOCUS

World Focus hereby represents and warrants on the date of this Agreement to the Company as follows:

3.1 Organization, Standing, and Power.

World Focus is an entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. World Focus has the requisite power and authority to carry on its business as now conducted and to own, lease and operate its assets. World Focus is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Title to Promissory Notes.

World Focus owns the Promissory Notes, free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws. Except for this Agreement, there are no outstanding agreements, arrangements, warrants, options, puts, calls, rights, options, subscriptions or other commitments to which World Focus is a party relating to the Promissory Notes, or the sale, issuance or voting of the Conversion Shares. Upon delivery by World Focus to the Company of the Promissory Notes, the Company shall acquire the Promissory Notes, free and clear of all Liens, other than those transfer restrictions imposed by applicable securities Laws.

3.3 Authority; No Breach By Agreement.

(a) World Focus has the requisite power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary action in respect thereof on the part of World Focus.

(b) Assuming the due authorization and execution of this Agreement by the Company, this Agreement represents a legal, valid, and binding obligation of World Focus, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

(c) Neither the execution and delivery of this Agreement by World Focus, nor the consummation by World Focus of the transactions contemplated hereby, nor compliance by World Focus with any of the provisions hereof, conflicts with or results in a breach of any provision of the certificate of incorporation or bylaws (or other governing documents) of World Focus.

(d) No notice to, filing with, or Consent of, any Regulatory Authority is necessary to be provided, made or obtained by World Focus for the consummation by World Focus of the transactions contemplated in this Agreement, except where the failure to provide, make or obtain such notifications, Consents, filings is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Litigation.

There is no litigation, arbitration or other similar proceeding pending or, to World Focus’s knowledge, threatened in writing, against World Focus which seeks to enjoin, restrict or prohibit the transactions contemplated by this Agreement.

3.5 Brokers’ Fees.

Neither World Focus nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

3.6 Investment Representations.

(a) World Focus understands and acknowledges that the Conversion Shares it receives, are not registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities Laws, nor qualified under the securities Law of any other jurisdiction, and that the Conversion Shares are being offered and sold in reliance upon exemptions provided by the Securities Act and certain state securities Laws for transactions not involving any public offering.

(b) World Focus is acquiring the Conversion Shares for investment purposes only for its own account, and not on behalf of any other Person (regardless of whether such Person is a U.S. resident) nor with a view to, or for resale in connection with any distribution thereof).

(c) World Focus is able to bear the lack of liquidity inherent in holding the Conversion Shares. World Focus has been given the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of the Company concerning the business, properties, prospects and financial condition of the Company, and to obtain additional information necessary to verify the accuracy of any information furnished to World Focus or to which World Focus has had access.

(d) World Focus is not a “U.S. person” (as defined in Regulation S, promulgated under the Securities Act). The offer and issuance of Conversion Shares to World Focus constitute an “Offshore Transaction” as defined in Rule 902 of the Securities Act. World Focus is an “accredited investor” as defined in Section 501(a) of the rules and regulations adopted pursuant to the Securities Act and, accordingly, has such knowledge and experience in financial and business matters that World Focus is capable of evaluating the merits and risks of the Debt Conversion and issuance of Conversion Shares.

(e) World Focus hereby agrees to resell such Conversion Shares only pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such Conversion Shares unless in compliance with the Securities Act.

(f) World Focus consents to the placement of the following legend on any certificate representing the Conversion Shares:

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (2) AN OPINION OF COUNSEL (INCLUDING INTERNAL LEGAL COUNSEL) ACCEPTABLE TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION STATEMENT IS AVAILABLE AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

ARTICLE 4

CONDUCT OF BUSINESS PENDING CONSUMMATION

4.1 Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of World Focus shall have been obtained, which consent shall not be unreasonably withheld, delayed or conditioned, and except as otherwise provided or permitted herein, the Company shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular and ordinary course of the business, consistent with past custom and practice of the Company, and (ii) take no action which would (A) intentionally and adversely affect the ability of any Party to obtain any Consents required to consummate the transactions contemplated hereby, or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.2 Material Developments.

(a) After it obtains knowledge thereof, the Company agrees to give written notice promptly to World Focus upon: (i) the occurrence or impending occurrence of any event or circumstance relating to the Company or any of its Subsidiaries which would constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use commercially reasonable efforts to prevent or promptly to remedy the same, (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (iii) any Litigation instituted or pending, or, to the Company’s knowledge, threatened against the Company that seeks to enjoin, restrict, or prohibit the transactions contemplated by this Agreement.

(b) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Company shall keep World Focus advised of all material developments relevant to its ability to consummate the transactions contemplated herein.

(c) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, (i) World Focus shall keep the Company advised of all material developments related to its ability to consummate the transactions contemplated herein and (ii) except for (A) the transfer of the Promissory Notes to the Company at the Closing as contemplated by this Agreement, or (B) World Focus shall neither transfer, sell, assign, convey or grant any interest in, nor otherwise permit any transfer, sale, assignment, conveyance or granting of an interest in, the Promissory Notes.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use, and to cause its Subsidiaries to use, all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement and nothing herein shall require any Party to institute Litigation in order to obtain a Consent.

5.2 Filings with State Office.

Upon the terms and subject to the conditions of this Agreement, the Company shall execute and file the Certificate of Amendment with the Secretary of State of the State of Delaware in connection with the Closing.

5.3 Confidentiality.

Except with the prior written consent of the other Party or as required by this Agreement or applicable Law or Court Order, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of (i) the existence, nature or terms and conditions of this Agreement and the transactions contemplated by this Agreement and (ii) all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

5.4 Press Releases; Disclosure.

No Party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such prior written consent shall not be required for releases, announcements or communications by a particular Party to the extent obtaining such prior written consent would prevent the timely and accurate dissemination of information which such Party deems necessary or advisable to comply with any applicable Law.

5.5 Meeting of Stockholders.

Subject to compliance with their fiduciary duties under applicable Law: (a) the Company will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable (the “Stockholders Meeting”) for the purpose of obtaining Stockholder Approval and will its use commercially reasonable efforts to solicit the approval and adoption by the Company’s stockholders of the Certificate of Amendment; and (b) the Board will recommend approval and adoption of the Certificate of Amendment by the Company’s stockholders and will not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to World Focus such recommendation, or (ii) take any action or make any statement in connection with the Stockholders Meeting that is inconsistent with such recommendation.

5.6 Preparation of Proxy Statement.

(a) Preparation. As promptly as reasonably practicable following the date hereof, the Parties will cooperate with each other in preparing, and the Company will cause to be filed with the SEC, proxy materials that constitute the proxy statement relating to the stockholders’ consideration of the approval and adoption by the Company’s stockholders at the Stockholders Meeting of the Certificate of Amendment (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”). The Company will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. The Company will, as promptly as practicable after receipt thereof, provide World Focus with copies of any written comments and advise World Focus of any oral comments received from the SEC with respect to the Proxy Statement. The Parties will cooperate with each other and the Company will provide World Focus with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and the Company will provide World Focus with a copy of all such filings made with the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. If at any time prior to Closing Date any information in the Proxy Statement relating to World Focus or the Company, or any of their respective Affiliates, officers or directors, should be discovered by World Focus or the Company, as applicable, to be false or misleading in any material respect, or that any information should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Company’s stockholders.

(b) Information Supplied.

(1) None of the information supplied or to be supplied by World Focus or the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With regard to the information supplied or to be supplied by World Focus or the Company for inclusion or incorporation by reference in the Proxy Statement, such information will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

(2) Notwithstanding the foregoing provisions of this Section 5.6, no representation or warranty is made by either Party hereto with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the other Party hereto for inclusion or incorporation by reference therein.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

6.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 8.6:

(a) Regulatory Approvals. All Consents of all Regulatory Authorities required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Law shall have expired.

(b) Regulatory Proceedings. No Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which seeks to enjoin, restrict or prohibit the consummation of the transactions contemplated by this Agreement.

(c) Stockholder Approval. Stockholder Approval shall have been obtained.

6.2 Conditions to Obligations of World Focus.

The obligations of World Focus to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by World Focus pursuant to Section 8.6:

(a) Representations and Warranties. The representations and warranties made by the Company in Article 2 of this Agreement shall be true and correct in all material respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Officer Certificates. The Company shall have delivered to World Focus (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 (as they relate to the Company) and in Sections 6.2(a) and 6.2(b) have been satisfied, (ii) certified copies of resolutions duly adopted by the Board and Special Committee evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) certified copies of resolutions duly adopted by the Company’s stockholders approving the Certificate of Amendment.

(d) Certificate of Amendment. The Company shall have delivered to World Focus a copy of the Certificate of Amendment as filed with and certified by, the Secretary of State of the State of Delaware.

(e) Stock Certificates. The Company shall have delivered to World Focus a stock certificate representing the Conversion Shares registered in the name of “World Focus”.

6.3 Conditions to Obligations of the Company.

The obligations of the Company to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 8.6.

(a) Representations and Warranties. The representations and warranties made by World Focus in Article 3 of this Agreement shall be true and correct in all material respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of World Focus to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Officer Certificates. World Focus shall have delivered to the Company (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 (as they relate to World Focus) and in Sections 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by World Focus’s governing body evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

(d) Promissory Notes. World Focus shall have delivered to the Company the Promissory Notes for cancellation.

ARTICLE 7

TERMINATION

7.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the receipt of Stockholder Approval, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) By mutual written agreement of the Company and World Focus; or

(b) By World Focus (provided, that World Focus is not then in material breach of any of its representations, warranties, covenants or other agreements hereunder) in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, which breach or inaccuracy would, individually or in the aggregate together with all such other then breaches and inaccuracies by the Company, constitute grounds for the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied at the Closing Date, and which breach has not been cured within thirty (30) days after the giving of written notice to the Company of such breach;

(c) By the Company (provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements hereunder) in the event of a breach by World Focus of any representation, warranty, covenant or agreement contained in this Agreement, which breach or inaccuracy would, individually or in the aggregate together with all such other then breaches and inaccuracies by World Focus, constitute grounds for the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied at the Closing Date, and which breach has not been cured within thirty (30) days after the giving of written notice to World Focus of such breach;

(d) By either World Focus or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if there shall be any Law or Order enacted, promulgated, issued or entered following the date of this Agreement that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

(e) By either World Focus or the Company in the event that the transactions contemplated by this Agreement shall not have been consummated by March 31, 2006, so long as the failure to consummate the transactions contemplated by this Agreement on or before such date shall not have been principally caused by any material breach of this Agreement by the Party providing notice of termination.

7.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 7.2, Section 5.3, Section 5.4 and Article 8, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from liability resulting from any willful or intentional breach by that Party of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Survival of Representations.

None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing Date.

8.2 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” has the meaning set forth in the recitals.

“Board” has the meaning set forth in the recitals.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York are required or authorized by Law, executive order or governmental decree to be closed.

“Certificate of Amendment” has the meaning set forth in Section 2.2(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” has the meaning set forth in the recitals.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any agreement, Law, Order, or Permit.

“Conversion Price” means $0.038 per share, subject to adjustment to reflect any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Common Stock that may occur between the date of this Agreement and the Closing Date.

“Conversion Shares” has the meaning set forth in Section 1.1(a).

“Debt Conversion” has the meaning set forth in the recitals.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” has the meaning set forth in Section 5.6(b)(1).

“Fairness Opinion” has the meaning set forth in the recitals.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Legg Mason” has the meaning set forth in the recitals.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any asset.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question.

“Material Adverse Effect” means, with respect to a Party, an event, change or occurrence which, individually or together with any other event, change or occurrence, has or reasonably could have a material adverse impact on the ability of a Party to perform its obligations under this Agreement or to consummate the Debt Conversion or the other transactions contemplated by this Agreement.

“Nasdaq National Market” means the National Market System of Nasdaq Stock Market, Inc.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign Regulatory Authority.

“Party” means either the Company or World Focus.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Promissory Notes” has the meaning set forth in the recitals.

“Proxy Statement” has the meaning set forth in Section 5.6(a).

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq National Market, the Federal Trade Commission, the Department of Justice and all other federal, state, county, local or other governmental or regulatory courts, agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.6(a).

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Special Committee” has the meaning set forth in the recitals.

“Stockholder Approval” has the meaning set forth in Section 2.2(a).

“Stockholder Meeting” has the meaning set forth in Section 5.5.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“World Focus” has the meaning set forth in the recitals.

(b) In this Agreement, unless otherwise specified or where the context otherwise requires:

(1) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion of the scope of any term or provision of this Agreement;

(2) words importing the singular only shall include the plural and vice versa;

(3) words importing any gender shall include other genders;

(4) the words “include,” “includes” or “including” shall be deemed followed by the words “without limitation;”

(5) the words “hereof,” “herein” and “herewith” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(6) references to “Articles” and “Sections” shall be to Articles and Sections of this Agreement; and

(7) references to any Person include the successors and permitted assigns of such Persons.

8.3 Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

8.4 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.5 Amendments.

This Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Stockholder Approval has been obtained.

8.6 Waivers.

At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

8.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.8 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid:

Company:		Aegis Communications Group, Inc.
8001 Bent Branch Drive
Irving, Texas 75063
Facsimile Number: (972) 868-0267
Attention: Chief Executive Officer

Hughes & Luce LLP
1717 Main Street
Suite 2800
Dallas, Texas 75201
Facsimile Number: (214) 939-5849
Attention: David Luther, Esq.

Copies to:		Special Committee of Board of Directors
c/o Aegis Communications Group, Inc.
8001 Bent Branch Drive
Irving, Texas 75063
Facsimile Number: (972) 868-0267
	Attention:	Mr. John-Michael Lind and
Mr. Rashesh Shah

Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile Number: (215) 981-4750
	Attention:	Barry M. Abelson, Esq. and
James D. Epstein, Esq.

World Focus:	World Focus
Essar House, 14th Floor,
KK Marg, Mahalakshmi,
Mumbai 400 034, India.
Tel No.: 91 22 5660 1100
Fax No.: 91 22 2495 4490
Attention: Mr. Surendra Agarwal

8.9 Governing Law; Jurisdiction and Venue; WAIVER OF TRIAL BY JURY.

(a) Governing Law; Jurisdiction and Venue. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the state and federal courts located in Delaware. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

(b) WAIVER OF TRIAL BY JURY. AFTER CONSULTATION WITH COUNSEL, EACH OF THE PARTIES HEREBY AGREES THAT IT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.11 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

8.12 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:

AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ Kannan Ramasamy
Name:	Kannan Ramasamy
Title:	President and CEO

WORLD FOCUS

By:	/s/ Rajiv Agarwal
Name:	Rajiv Agarwal
Title:	Authorized Signatory

[Signature Page to Debt Conversion Agreement]